Exhibit 23.1

Consent of Independed Registered Public Accounting Firm

The Board of Directors and Shareholders
Modtech Holdings Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-102933, No. 333-91204, No. 333-79023 and No. 333-81169) on form S-8 of Modtech Holdings, Inc. of our report dated April 2, 2007, with respect to the consolidated balance sheets of Modtech Holdings, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years then ended, and the related financial statement schedule II for the years ended December 31, 2006 and 2005, which report appears in the December 31, 2006 Annual Report on form 10-K of Modtech Holdings, Inc.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP
San Diego, California
April 2, 2007